NATION ENERGY INC.
RPO Box 60610 Granville Park
Vancouver, British Columbia
Canada  V6H 4B9
Tel: 604-331-3399

Nation Energy Inc. Announces Second Amended and Restated Paltar Agreement

VANCOUVER, June 18, 2015 – Nation Energy Inc. (“Nation” or the “Company”) (OTCBB: NEGY) is pleased to announce that, on June 13, 2015, it entered into a Second Amended and Restated Agreement with Paltar Petroleum (the “Agreement”), replacing in its entirety the Amended and Restated Agreement dated November 27, 2014, which was previously amended on April 29, 2015.

The Agreement provides that on June 26, 2015 (the “Earn-In Closing Date”) and under seven separate Earning Agreements (the “Earning Agreements”), Paltar will farm out three specific graticular blocks in each of the six petroleum exploration permits identified in the Agreement and will cause Officer Petroleum Pty Ltd. (“Officer”), a wholly-owned Australian subsidiary of Paltar, to farm out forty blocks in Exploration Permit 468 (“EP 468”) in exchange for Nation’s (i) issuance of an aggregate 600 million shares of common stock (the “Nation Shares”) to Paltar, with an agreed value of US$.0333 per share, on the second business day following a meeting of Nation’s shareholders (the “Shareholder Meeting”) to amend and restate Nation’s Articles of Incorporation, and (ii) payment to Paltar of an aggregate AUD$5,315,000 by December 31, 2015.  The Agreement further provides that each Earning Agreement will require that Nation Australia, an Australian company to be incorporated and wholly-owned by Nation, perform all necessary work and make all necessary expenditures to keep each concerned exploration permit in full force and effect until production licenses have been granted covering the three blocks identified in that permit, although Nation Australia may voluntarily terminate the Earning Agreement and surrender any further earning rights after the end of three permit years.  The Agreement further provides that upon issuance of a production license covering one of the blocks, Paltar (or, if applicable, Officer) will assign its interest in such license, insofar as it covers the block, to Nation Australia.

Pursuant to the Agreement, Paltar and John Hislop, Nation’s major shareholder and its sole director and officer, agreed to use commercially reasonable efforts to enter into a shareholder agreement which will include a covenant that Paltar and Mr. Hislop will each vote their Nation shares to increase the number of Nation directors to five and, for five years after the Nation Shares are issued to Paltar, to elect Mr. Hislop (or his nominee), Darrel Causbrook, David Siegel, and Marc Bruner, Paltar’s director, officer and major shareholder (or such other nominees as Paltar may nominate from time-to-time), and one other person as members of Nation’s board of directors.

Pursuant to the Agreement, Paltar has also agreed to a lockup of Nation Shares such that none may be sold for three years after issuance, except as may be otherwise permitted by resolution of Nation’s board of directors (from which vote Paltar’s nominees to Nation’s board of directors will abstain).  If any of these shares are transferred by Paltar to Marc Bruner, they will be locked up for an additional 2 years (for a total of 5 years).

The Agreement also provides that on the Earn-In Closing Date, Paltar will grant to Nation Australia an indivisible option, exercisable in the sole discretion of Nation Australia at any time before July 31, 2018, to purchase (i) all of Paltar’s interest in the oil and gas exploration permits to be farmed out under the Agreement, the outstanding shares of Officer, and various applications for exploration permits listed in the Agreement (including the right to exploration permits when applications for such permits are granted) and (ii) all of the outstanding securities of Officer for an aggregate cash purchase price of AUD$10,000,000.

The full text of the Agreement has been filed on EDGAR and SEDAR.

For further information, please contact the Company at 604-331-3399.

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties.  Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements.  While this news release only purports to describe the substance of the Agreement, there can be no assurance that the parties will be able to perform the obligation imposed on them and there can be no assurance that the transactions described will be completed as contemplated.  Actual results may differ materially from those currently anticipated due to a number of factors beyond the Company's control.  These forward-looking statements are predicated on, among other things, management's assumption that Nation, Paltar and Mr. Hislop will perform their respective obligations under the Agreement and ancillary documents and that all of the conditions to completion of the transaction will be satisfied or waived.  In addition, these forward-looking statements are subject to the risk that these assumptions may prove to have been incorrect, as well as the other risks inherent in Nation's operations, including the risks that it may not be able to raise money it needs in order to perform its obligations or satisfy conditions to completion.